PARTICIPATION AGREEMENT
                             -----------------------

         THIS PARTICIPATION AGREEMENT ("Participation Agreement"), dated as of November 6, 2000, is by and among BANK OF AMERICA, N.A., a national banking association ("Bank of America"), and THE MANAGEMENT OF THE PARENT PARTY HERETO (each a "Shareholder" and collectively, the "Participant").

                                    RECITALS
                                    --------

         A. Bank of America is party to that certain Amended and Restated Credit Agreement dated as of June 4, 1999 as amended by Amendment No. 1 dated as of June 13, 2000 and Amendment No. 2 dated July 31, 2000 (as so amended and as further amended from time to time in accordance with its terms, including by Amendment No. 3 described below, the "Credit Agreement") by and among Bank of America, as Agent and Lender and Gerald Stevens, Inc. (the "Parent") and Gerald Stevens Retail, Inc. (collectively with the Parent, the "Borrower"), as Borrower.

         B. All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

         C. In connection with the execution and delivery of Amendment Agreement No. 3 to the Credit Agreement dated as of the date hereof, Bank of America is requiring, as a condition to the effectiveness thereof, that the Participant execute and deliver this Participation Agreement.

         D. Bank of America agrees to sell to Participant, and Participant irrevocably agrees to purchase from Bank of America, an undivided interest as provided herein (the "Participation") in the Loan Documents and all collateral therefor and guarantees thereof in regard to the Borrower's obligations to pay to Lender the Working Capital Loan described in the Credit Agreement, which Credit Agreement provides for the making of various loans to the Borrower, including a Revolving Loan of $36,000,000 (the "Revolving Loan") evidenced by a Revolving Note dated July 31, 2000 (the "Revolving Note") and a Working Capital Loan of $7,000,000 (the "Working Capital Loan") evidenced by a Working Capital Note dated November 6, 2000 (the "Working Capital Note"). The loans made pursuant to the Credit Agreement include the Revolving Loan, the Working Capital Loan, and a Swingline Loan of up to $2,000,000 (collectively the "Loans"). The Loans are secured by real and personal property of the Parent and its Subsidiaries described in the Security Instruments (the "Collateral").

IT IS THEREFORE AGREED AS FOLLOWS:

         1. Participation Interest. Upon and subject to the terms and conditions set forth in this Participation Agreement, Bank of America hereby sells to Participant and Participant hereby purchases from Bank of America a 14.2857143% fractional undivided participation interest (the "Applicable Commitment Percentage") in the Working Capital Loan and a like interest in any payments recovered by Bank of America in respect of the Working Capital Loan by reason of liquidation or sale of Collateral or payment with respect to guarantees thereof. The percentage interest of the Participant purchased pursuant to the terms hereof is referred to herein from time to time as the Participant's "pro rata share" or "pro rata participation."

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         2. Payment of Participation Amount. Upon execution of this
Participation Agreement by the parties hereto, Participant shall pay to Bank of America $1,000,000 (the "Participation Amount") as of the date of such execution by paying the Participation Amount to Bank of America. Each Shareholder's portion of the Participation Amount is set forth next to its signature on the signature pages hereto. Payment of the Participation Amount shall be made by wire transfer to Bank of America at 101 North Tryon Street, Independence Center, NC1-001-15-04, Charlotte, North Carolina, ABA No. 053000196, Attention: Agency Services, Acct. No. 3751733979, Reference: Gerald Stevens, Inc. (the "Participation Account"). Such payment shall be made prior to 3:30 p.m. Charlotte, North Carolina time on the date of execution hereof. The Participation Amount shall be held in the Participation Account until the Participant's pro rata share of each Advance under the Credit Agreement is disbursed therefrom pursuant to the terms of the Credit Agreement. All accrued interest on the funds in the Participation Account and any unused portion of the Participation Amount shall be refunded to the Participant on the Working Capital Termination Date.

         3. Payments on Working Capital Loan. Whenever Bank of America receives any payment in respect of principal, interest or fees with respect to the Working Capital Loan in which Participant has a Participation, as specified above, or whenever Bank of America makes an application of funds in connection therewith, Bank of America shall promptly pay over to Participant, to the extent and in the kind of funds so received or applied for the benefit of the Participant, an amount equal to its Applicable Commitment Percentage of such payment or application; provided that if Bank of America shall have received immediately available, fully collected funds for such payment or application, it shall make such payment or application to the Participant in accordance with the wire transfer instructions provided by Participant on the signature pages hereto, as such instructions may be modified from time to time by notice in writing from the Participant to Bank of America (the "Participant Wire Instructions"). Participant shall not be entitled to receive any amounts except as expressly stated in this paragraph. The excess, if any, of fees payable under the Credit Agreement over fees payable to Participant hereunder shall be retained by Bank of America as a fee for services rendered in connection with the Loan Documents and this Participation Agreement.

         4. Computation of Interest. All computations of interest and fees shall be made on the basis set forth in the applicable Credit Agreement. It is agreed that any determination by Bank of America as to the allocation of any payment or application to Participant's pro rata share shall be final and conclusive absent manifest error.

         5. Amounts Not Received. Bank of America may, but shall not be obligated to, transfer funds to Participant which may be due from the Borrower on the date as due prior to receipt of such funds from the Credit Parties. If any portion of such funds are not then received from the Borrower, Participant shall, on demand by Bank of America, repay to Bank of America its pro rata share of the amount not received, with interest thereon at the applicable Federal Funds Rate for each day from the date of receipt by Participant of such funds to (but not including) the date such funds are repaid by Participant to Bank of America.

         6. Representations of Bank of America. Bank of America warrants and represents that (i) it has the right, power and authority to sell and assign to Participant a participating interest in Bank of America's interest in the Working Capital Loan free and clear of all claims, liens and encumbrances whatsoever, (ii) Bank of America has entered into the Credit Agreement in its regular course of business, (iii) to the best of its actual knowledge no Default or Event of Default exists as of the date hereof, and (iv) it has given the Participant copies of the Credit Agreement and all amendments and waivers thereof. Bank of America makes no other representation or warranty to the Participant of any kind or character, including, but not limited to, any warranties concerning prospects for payment or collection of the Working Capital Loan or other amounts. Bank of America assumes no responsibility for the financial condition of the Borrower or any other Person or the performance of their respective obligations. Bank of America assumes no responsibility for the validity, authority or enforceability of any of the Loan Documents or any documents received by Bank of America from the Borrower or any other Person in connection with the Loans.

         7. Expenses. Participant shall, upon demand, reimburse Bank of America for Participant's Applicable Commitment Percentage of the out-of-pocket expenses reasonably incurred by Bank of America as the holder of the Working Capital Loan, or arising out of Bank of America's obligations under the Credit Agreement with respect to the Working Capital Loan in accordance with the terms thereof, to the extent the same are not recovered from the Borrower or any other party, including without limitation all expenses incurred by Bank of America to enforce any of its rights under or to collect amounts due under the Working Capital Note, including reasonable attorneys' fees incurred in connection with the foregoing. Such reimbursement shall be made by Participant in the proportion that the outstanding principal balance of its Participation in the Working Capital Loan bears to the outstanding principal balance on the Working Capital Loan Obligations on the date such expenses were incurred.

         8. Assignments. (a) The Participant shall not sell, assign, transfer, mortgage, pledge or otherwise dispose of any or all interest in the Working Capital Loan, the Credit Agreement, any of the documents executed in connection therewith, or this Participation Agreement without the prior written consent of Bank of America. Prior to consent to such disposition or transfer of interest by Participant, Bank of America shall have no duty to any transferee or assignee and the assigning or transferring Participant shall hold Bank of America harmless in connection with any action or claim by any transferee or assignee of the assigning or transferring Participant.

                  (b) Notwithstanding the terms of the preceding subparagraph
(a), no sale, assignment, transfer, mortgage, pledge or other disposition shall be made by Participant of its interest in the Working Capital Loan, the Credit Agreement or any of the documents executed in connection therewith which would violate the terms of any of such documents, statutes of the State of Florida or the United States government, or any rules, regulations or interpretations thereunder.

         9. Amendments and Waivers. Bank of America reserves the right, in its sole discretion, in each instance, without prior notice to Participant, to agree to the modification, waiver or release of any of the terms of the Credit Agreement, or any document relative thereto, to consent to any action or failure to act by either of the Borrowers, and to exercise or refrain from exercising any powers or rights which Bank of America may have under or in respect of the Credit Agreement or any document relative thereto, including, without limitation, the right to enforce the obligations of the Borrower, or any other party. Bank of America agrees to furnish to the Participant with a copy of any amendment or modification to the Credit Agreement.

         10. No Enforcement Rights. Participant hereby agrees that it shall not have any right or responsibility to enforce the obligations of the Borrower and any other parties under the Loan Documents, and except as expressly provided herein to the contrary, all rights pursuant to the Loan Documents (or otherwise) of Bank of America to secure payment of the obligations of the Borrower under the Loan Documents shall be so held (and such rights shall be exercised solely by and at the option of Bank of America) for the ratable benefit of Bank of America and Participant. Participant hereby acknowledges and agrees that this Participation Agreement and the participation created hereby do not confer on Participant any right to vote on, approve or sign amendments or waivers, any other independent benefit or any legal or equitable right, remedy or other claim under the Credit Agreement or the other Loan Documents.

         11. Pro Rata Support; No Interest in Other Loans. Any and all collateral security and all guarantees, agreements and assignments of the Borrower which may hereafter come into the possession of Bank of America as direct guarantees of or collateral security for the Working Capital Loan, shall be held by Bank of America for the ratable benefit of Bank of America and the Participant. However, the Participant shall have no interest in any property taken as collateral security for any other loan or loans made by Bank of America to the Borrower, or in any property now or hereafter in Bank of America's possession or control which may be or become collateral security for the Loan by reason of the general description contained in any general loan or collateral agreement or collateral note held by Bank of America or by reason of any right of set-off, counterclaim, banker's lien or otherwise, except that if such property or the proceeds thereof shall be applied to the Working Capital Loan the Participant shall be entitled to its pro rata share in such application.

         12. Sharing of Payments. If the Participant shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of its participation in the Working Capital Loan in excess of its pro rata share of payments on account of its Participation, Participant shall purchase from Bank of America such additional participations in the Loans as shall be necessary to cause Participant to share such excess payment ratably with Bank of America, provided that if all or any portion of such excess payment is thereafter recovered from Participant, such purchase shall be rescinded and the purchase price restored to the extent of such recovery. Furthermore, Participant shall repay to Bank of America any sums paid to Bank of America by the Borrower and distributed by Bank of America to Participant which Bank of America shall be required to return to the Borrower or to any receiver, trustee, or custodian for the Borrower. In the event Participant fails or refuses to make any such payment or fails or refuses to refund any amount required to be refunded to Bank of America pursuant to the Paragraph 5, then, in addition to any of its rights at law or in equity, Bank of America shall be entitled to refund by offset against Participant's portion of all sums received by Bank of America under Paragraph 3 until reimbursed therefor by such offset or by Participant. Any such amount paid by Bank of America on behalf of Participant shall be payable to Bank of America on demand and shall bear interest for each day from the date of such payment until it is repaid by Participant at the Federal Funds Rate.

         13. Liability of Bank of America. Bank of America shall not be liable to Participant for any error in judgment or for any action taken or omitted to be taken by Bank of America in effecting collection of the Working Capital Loan or other amounts, except for any action taken or omitted to be taken by Bank of America which constitutes willful misconduct or gross negligence. Bank of America further shall not be liable to Participant for any error in judgment or for any action taken or omitted to be taken by Bank of America in good faith and believed by Bank of America to be within the discretion or power conferred upon Bank of America by this Participation Agreement or any of the Loan Documents. Bank of America will exercise the same care in exercising its rights under and with regard to the Working Capital Loan, any document executed in connection therewith and any collateral security therefor and guarantee thereof as Bank of America exercises with respect to similar loans in which no participations are allotted by Bank of America and Bank of America shall have no liability or responsibility to Participant except for actions taken or omitted to be taken by Bank of America which constitute willful misconduct or gross negligence.

         14. Reliance. Bank of America shall be entitled to rely upon any writing, telegram, telex, telefacsimile or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, or order or other documents or conversation by telephone or otherwise reasonably believed by it to be genuine and correct and to have been properly signed, sent or made, and upon opinions of counsel and other professional advisors selected by Bank of America in good faith.

         15. Credit Decision. Participant acknowledges that it has (i) received and approved copies of the Credit Agreement and other documents which evidence or secure the Working Capital Loan and (ii) made an independent investigation regarding the transactions described in the Loan Documents, including without limitation the Working Capital Loan and other Loans, the adequacy of the security therefor and the creditworthiness of the parties responsible for the repayment thereof. Participant further acknowledges that Bank of America has made no representation with respect to any of the foregoing or otherwise in respect of the Working Capital Loan, the Loan Documents or any of the matters described therein.

         16. Notices of Action. Bank of America shall advise Participant of any remedial action it proposes to take with respect to the Borrower or any Collateral prior to taking such action.

         17. Bank of America in its Individual Capacity. Bank of America and its affiliates may, without liability to account, make loans to, accept deposits from, act as trustee under indenture of, and generally engage in any kind of banking or trust business with, the Borrower, or any of their respective subsidiaries and affiliates as though it were not a party to this Participation Agreement.

         18. No Recourse. Notwithstanding any other term of this Participation Agreement, Participant acknowledges and agrees that it shall have no recourse against Bank of America for either the principal or interest or fees on the Working Capital Loan, of the Credit Agreement or any other document executed in connection therewith (except to the extent of Participant's Applicable Commitment Percentage of amounts actually collected by Bank of America on the Working Capital Loan) and that Bank of America's only obligation is to perform as required under the terms of this Participation Agreement.

         19. Tax Status. The Participant represents and warrants to, and agrees with, Bank of America that under applicable law and treaties no taxes will be required to be withheld by Bank of America with respect to any payment to be made to the Participant hereunder.

         20. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given (i) if delivered personally, (ii) when transmitted via telefacsimile to the telefacsimile number set forth below, (iii) the day following the day on which the same has been delivered prepaid to a national overnight air courier service providing overnight service to the place of destination addressed as set forth below, or (iv) the third Business Day following the day on which the same is sent by registered or certified mail, postage prepaid, addressed as set forth below:

                  If to the Participant:

                           C/o Steven Berrard
                           New River Capital Partners
                           100 Southeast 3rd Avenue,Suite 1100
                           Fort Lauderdale, Florida 33394
                           Telefacsimile: 954.713.1175
                           Telephone: _____________________

                  if to Bank of America:

                           Bank of America, N. A.
                           101 North Tryon Street, NC1-001-15-04
                           Charlotte, North Carolina 28202
                           Attention: Agency Services
                           Telefacsimile: 704.386.9923

         21. Choice of Law. This Participation Agreement and all rights conferred and obligations imposed hereunder shall be interpreted and construed by reference to the laws (including the common law and choice of law rules) of the State of Florida.

         22. Entire Agreement, Etc. This Participation Agreement (a) embodies the entire agreement between the parties and supersedes all prior agreements and understandings between such parties, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by an authorized officer of each party hereto, and (b) has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Participation Agreement, it shall not be necessary to provide or account for more than one such counterpart.

         23. Successors and Assigns. This Participation Agreement shall bind and shall inure to the benefit of the parties hereto, their successors and assigns. All references to Bank of America herein shall also refer to any successor Lender and/or Agent, as their interests appear.

         IN WITNESS WHEREOF, the parties have caused this Participation Agreement to be executed, each by its duly authorized officer, all on the day and year first above written.

                                            BANK OF AMERICA, N. A.


                                            By
                                              ----------------------------------
                                            Name:  Dewitt W. King, III
                                            Title:  Managing Director


                                            PARTICIPANT:

Portion of Participation Amount:  $150,000
                                            ------------------------------------
                                              John Hall

Portion of Participation Amount:  $200,000
                                            ------------------------------------
                                              Thomas Hawkins

Portion of Participation Amount:  $650,000
                                            ------------------------------------
                                              Steve Berrard



                              Participant Wire Instructions:

                              Bank:  Bank of America, N.A., Tampa, Florida

                              ABA #063100277
                              Account No.: 0238238
                              Account Name: Berrard Holdings Limited Partnership
                              Attention: _________________________________